Exhibit 99.1

Participants—STEC:	STEC, INC.
Manouch Moshayedi, Chairman and C.E.O.	Moderator: Mitch Gellman
Dan Moses, C.F.O. and Director	03-05-08/3:30 p.m. CT
Mitch Gellman, Vice President of Investor Relations	Confirmation # 35516642

Participants—Other:

Vijay Rakesh, Oppenheimer

Rich Kugele, Needham & Company

Daniel Gelbtuch, Roaring Brook Management

Richard Shannon, Northland Securities

Sal Kamalodine, B. Riley & Company

Gordon Johnson, Lehman Brothers

Brian Alger, Strata Capital

Hunter Foreman, Thomas Weisel Partners

Jim Mastoloni, Catapult Partners

Orin Hirschman, AIGH Investment Partners

STEC, INC.

Moderator: Mitch Gellman

March 5, 2008

3:30 p.m. CT

Operator:	Good afternoon. My name is Tamika and I will be your conference operator today. At this time, I would like to welcome everyone to the STEC quarter four and full year 2007 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you have already done so, please press the pound sign now, then press star one to ensure your question is registered. Thank you.

I would now like to turn the call over to Mitch Gellman, vice president of investor relations. Please go ahead, sir.

Mitch Gellman:	Thanks, Tamika. Welcome, everybody, good afternoon and thanks, again, for joining us today for our Q4 and full year 2007 earnings conference call. I would just like to give you a quick update. Our next conference presentation will be April 2nd. That will be at the B. Riley & Company annual investor conference. It’s in Las Vegas at the Palms Casino Resort. And again, we’re presenting on Wednesday, April 2nd.

Now, joining me for today’s call and Q&A session are our chairman and CEO, Manouch Moshayedi, and our chief financial officer and a director, Dan Moses. Various comments about the company’s future expectations, plans and prospects made during today’s earnings conference call including the question and answer session constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section

STEC, INC.

Moderator: Mitch Gellman

03-05-08/3:30 p.m. CT

Confirmation # 35516642

21E of the Securities Act of 1934 as amended and are based on management’s current expectations. These forward looking statements entail various significant risks and uncertainties that could cause our actual results to differ materially from those expressed in such forward looking statements.

The risks and uncertainties are detailed under risk factors in filings with the Securities and Exchange Commission made from time to time by us including our annual report on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K including the Form 8-K filed earlier today for this news release. The filings are available under the category SEC filings in the investor relations section at our Website which is www.stec-inc.com. Forward looking statements in this teleconference are generally identified by words such as believes, anticipates, expects, intend, may, will, and other similar expressions. However, these words are not the only way we identify forward looking statements. In addition, any statements that refer to expectations, projections, or characterizations of future events or circumstances are forward looking statements. Listeners are cautioned not to place undue reliance on these forward looking statements which represents our views only as of today. While we may elect to update forward looking statements at some point in the future, we specifically disclaim any obligation to do so even if our estimates change and therefore, you should not rely on these forward looking statements as representing our views as of any date subsequent to today.

Thank you very much, again, for joining us and now I’d like to turn the call over to Dan Moses, our CFO.

Dan Moses:	Thank you, Mitch, and welcome, everyone.

We believe that we’re at a very exciting time in our company’s history. In the past year, we have introduced three new SSD product lines, ZeusIOPS for enterprise storage, MACH8/IOPS for enterprise servers and MACH8 for laptop computers. In January of 2008, we announced the adoption of our ZeusIOPS line of SSD’s by one of the world’s largest enterprise storage manufacturers for integration into their high performance systems. We expect production levels to ramp for this customer in future quarters. In addition, we are in the

STEC, INC.

Moderator: Mitch Gellman

03-05-08/3:30 p.m. CT

Confirmation # 35516642

qualification process with our MACH8/IOPS and MACH8 using MLC product lines with some of the world’s largest server and laptop OEMs and we are receiving tremendously positive feedback from these OEMs about these products. By the end of 2008, we expect each of these three new product lines to make significant contributions to our revenues which could have a dramatic impact on our operating profit.

In addition, we have completed construction of our 200,000 square foot facility in Malaysia, which we believe will reduce our average production and administrative costs in the future. Further we expect our global tax restructuring project to be fully implemented by the end of the first quarter of 2008. As the Malaysia facility begins to ramp up to significant production volumes, we expect that the completion of this global tax restructuring project will result in a significant impact in reducing our effective tax rate in 2009 and 2010 and beyond, which could significantly improve our earnings per share.

For the fourth quarter of 2008, on a continuing operations basis, revenues by product line were as follows; flash memory was $32.7 million or 62 percent of our total revenues which was an increase from $27.8 million in the third quarter of 2007. DRAM memory was $18.6 million or 35 percent of total revenues which was an increase from $14.2 million in the third quarter of 2007 and service revenue was $1.7 million of 3 percent of total revenue. International sales comprise 19 percent of our total revenues in the fourth quarter of 2007. Our average sales price for non service revenue increased from $30 per unit in the third quarter of 2007 to $37 per unit in the fourth quarter due to a product mix change towards higher capacity products. Our average shipment density for our memory or non service products increased from 1.1 gigabytes per unit in the third quarter of 2007 to 1.3 gigabytes in the fourth quarter of 2007. We shipped 1.4 total non service units in both the third and fourth quarters of 2007.

GAAP results included several expense items that we do not expect to recur in our long term operating model. These items are detailed in our fourth quarter of 2007 earnings release issued shortly ago earlier today. The following comparisons are based on non GAAP operating expenses from continuing operations for the third and fourth quarters of 2007. Non GAAP sales and

STEC, INC.

Moderator: Mitch Gellman

03-05-08/3:30 p.m. CT

Confirmation # 35516642

marketing spending increased from $4.0 million in the third quarter of 2007 to $4.5 million in the fourth quarter of 2007 due primarily to increased commissions due to higher revenue and the addition of new sales personnel. Non GAAP general and administrative spending increased from $3.6 million in the third quarter of 2007 to $4.1 million in the fourth quarter of 2007 due primarily to increased support and payroll costs related to systems implementation and to support quality financial planning and global expansion initiatives. Non GAAP research and development increased from $3.6 million in the third quarter of 2007 to $4.1 million in the fourth quarter of 2007 due primarily to the global expansion of our research and development efforts and the increased focus and spending on our SSD product development. Capital expenditures were $6.4 million during the fourth quarter of 2007 and depreciation expense was approximately $1.3 million during the quarter. The capital expenditures related primarily to construction costs for our new Malaysia facility.

We are projecting first quarter of 2008 results to range from revenue of $45 million to $47 million with diluted non GAAP earnings per share ranging from two to three cents. Thank you again for joining us today. This concludes our prepared remarks and now Manouch, Mitch and I would like to open it up for questions.

Operator:	At this time, if you would like to ask a question, press star one on your telephone keypad. We’ll pause for a moment to compile the Q&A roster. Your first question comes from the line of Vijay Rakesh.

Vijay Rakesh:	Sorry, guys. Just wanted to get a little bit of visibility on the gross margins. Where you do see margins for calendar ‘08 and the tax rate here? I know you’re probably going to benefit from tax rate from the Malaysia facility and on tax rate for next year, but how do you see margins and tax rate here for this year?

Dan Moses:	It’s going to depend on mix. We’ve got three new exciting SSD product lines and the one thing that we do have great visibility on is that we are in front of some very large customers and qualification process is going very well. But it’s difficult when you look out through the entire year to see how quickly they

STEC, INC.

Moderator: Mitch Gellman

03-05-08/3:30 p.m. CT

Confirmation # 35516642

ramp up and at what rate. So, it’s difficult to say by the end of the year what mix – what’s going to be the mix of the high margin SSD products, so it’s difficult to project margins. We’re expecting SSD to become the newer SSD products to become a significant portion of our mix by the end of the year and if that’s the case, we would expect margins to be increasing once we get towards the end of the year. But I think it’s a little difficult to actually pinpoint a number at this early stage in the launch of these products.

Manouch Moshayedi:	Yes, Vijay, (inaudible) that Dan mentioned is going to depend on the mix as all of our new product lines are in the SSD line, which carries a higher margin than the DM business. We fully expect our DRAM to be a smaller percentage of our sales going forward, therefore the low margin business is going to diminish as a percentage of the total revenue. So we fully expect our margins to grow.

Vijay Rakesh:	Got it.

Manouch Moshayedi:	Quarter over quarter.

Vijay Rakesh:	So you said maybe about $5 million to $10 million (inaudible) SSD in ‘07. Was that mostly all of it in Q4?

Manouch Moshayedi:	Yes, we did total of I think $11 million in 2007 and I think up to Q4, we had done somewhere around $4 million of it.

Dan Moses:	Yes. We probably had about $7 million in Q4.

Vijay Rakesh:	Got it. OK. And as you look, let’s say – OK. So let’s say if you look towards the end of ‘08, what was (inaudible) could SSD can you give a bracket? Can SSD be 15 percent of revenues by Q4 of ‘08 (inaudible) 15 percent (inaudible) 20 percent of revenues there?

Dan Moses:	I think it was 15 percent last quarter. So, it could be for sure. We did (inaudible) – well, not quite 15 percent, but $7 million out of $53 million so it was approaching that already last quarter. So, of course, it could be higher than that, but again it’s very difficult to project where we’re going to be even in quarter, two, three quarters out. But we’re very optimistic about how it will look.

STEC, INC.

Moderator: Mitch Gellman

03-05-08/3:30 p.m. CT

Confirmation # 35516642

Manouch Moshayedi:	We are planning for the success of this type of a product line in SSD’s and today, we are the leader in the market in SSD’s. And we continue to invest in our R&D to stay above the rest of the competition out there. So definitely, we are thinking that our SSD business is going to grow (inaudible) bigger.

Vijay Rakesh:	Got it. OK. And OK, can you give a little bit idea on the competitor landscape on SSD? You guys are the first to market here. How do you see it progressing through the year?

Manouch Moshayedi:	Well, I’m sure all of the major players today that are providing flash components will be competitors in this market whether or not their focus is going to be on the lower end, mid end or the high end, that’s still questionable. However, we think that we still have at least a couple of quarters head start on everybody else and we are getting to see and talk to the biggest OEMs on the server side and the laptop side. So, we feel pretty confident that we’ll be the first print and the – when the large production of these SSD’s come into the market. So whatever happens in the future, we are planning that – planning for success in it and we hope that we can stay as one of the vendors to the big OEMs.

On the ZeusIOPS line, we still don’t see any competitors even coming close to having a product. So that one there might be something that people might be planning for late 2009. But as of this point, we are not seeing anyone coming close to the performance of that line.

Dan Moses:	And also, even if they were to come out with a product that in the same class of our product, it took us with our biggest customer for ZeusIOPS, it took us about seven or eight months of daily engineering calls to optimize firm ware. It’s not a plug and play solution to optimize these products into systems, so this is something that somebody can introduce something, but it’s still going to take a significant amount of collaborative effort between that company and their potential customers to be able to get it to work in their system.

STEC, INC.

Moderator: Mitch Gellman

03-05-08/3:30 p.m. CT

Confirmation # 35516642

Vijay Rakesh:	Got it. And one last question and then, I’ll get off. Given that enterprise SSD is kind of a growing market, is it kind of staying flat? Not showing much seasonality here through Q1 – first half?

Manouch Moshayedi:	Well, I mean the first half of this year, I would say all of the parts that we sent out in 2007 as samples are going to be put into systems and sent out to end user customers. So I would say that probably starting second quarter end of second quarter, we’re going to start seeing production level type of activities out of SSD customers. On the laptop side and the server side, we would think that production would start somewhere around third to fourth quarter of this year.

Vijay Rakesh:	Thank you. Great. That’s good.

Manouch Moshayedi:	Thank you very much, Vijay.

Operator:	Your next question comes from the line of Rich Kugele:

Rich Kugele:	A few questions. First, on MACH8 for the server side, can you give us a sense on what you think really the addressable market is among the server customers since it is largely targeting the high transactional data environments? What we should really be thinking of as the total market opportunity regardless of whatever year we’re referring to?

Manouch Moshayedi:	Well, right now, we are talking to several customers on the high end server side for the MACH8/IOPS for that client and I would say that each one of them their requirements or what they are doing today is in the hundreds of thousands of units a year. So, it’s a pretty large product line on the MACH8/IOPS side of things. On the MACH8 with MLC for the laptops is going to run into hundreds of thousands of units per quarter when we get to go to production with some major laptop manufacturers.

Rich Kugele:	Which actual leads me to my second question, what do you think that the sweetspot of the market is for a laptop SSD? And some of the data today suggests that as desktops are replaced by laptops, the average capacity continues to move higher and so, just wondering where the best opportunity is for SSD’s to play in laptops.

STEC, INC.

Moderator: Mitch Gellman

03-05-08/3:30 p.m. CT

Confirmation # 35516642

Manouch Moshayedi:	I would say at the beginning of this year will be 64 gig drives, but I would say probably beginning of next year will be 128 gig drives. Right now, we are qualifying both 64 and 128 gigs so it will be somewhere in the middle of it. But I think we’re going to integrate into 128 gig pretty soon as the price MLC components continues to come down throughout the year.

Rich Kugele:	OK. And then lastly on the ZeusIOPS, initially, I believe your goal was a $50 million type number for ‘08 with $40 of that or so roughly coming from one major customer that’s already announced a product line. Do you still anticipate that as being the right way to think of ‘08? Or any updates there?

Manouch Moshayedi:	Well, we are still very optimistic about ‘08 with major production in the second half of this year. We are seeing a huge amount of reception from the major storage guys and everyone is absolutely in love with that product line. So, we don’t see anything that will upset the numbers that we’ve already put out on the ZeusIOPS. We think that as we go through the year and SLC chips prices might also drop a little bit, we will also see bigger and bigger integration of SSD’s into the very high end storage systems.

Rich Kugele:	OK. Thank you very much.

Manouch Moshayedi:	Thanks, Rich.

Operator:	Your next question comes from the line of Daniel Gelbtuch:.

Manouch Moshayedi:	Hi, Daniel. Daniel Gelbtuch:.

Daniel Gelbtuch:	Yes, it’s OK. It’s been butchered in the past, many a time. Wanted to get just (inaudible) to the previous question. What kind of activity are we – are you seeing on the SSD for enterprise server and for, I guess, regular server? Enterprise storage and regular server? Should we expect to see another tier one OEM on the enterprise side?

Manouch Moshayedi:	We hope so. We hope that within the next quarter and a half, we will be able to announce major customers coming online on the server side of things. We are, right now, in discussions with all of the major players who are selling

STEC, INC.

Moderator: Mitch Gellman

03-05-08/3:30 p.m. CT

Confirmation # 35516642

enterprise servers into the market. We have the highest IOPS and highest performing drive out there, plus because of our 14 years of experience in SSD’s, I would say that we probably understand more about the whole SSD performance and flash performance than anyone else out there. So I think our customers definitely appreciate what we bring to the table and at this point, we are the only ones playing in that market still until others come up with the same type of product line. So, we’re very hopeful on that.

Daniel Gelbtuch:	So there wouldn’t be anything incremental from your perspective on the competitive front?

Manouch Moshayedi:	Well, not at this rate. However, I would say that by the – I mean we have seen announcements from the major flash manufacturers that are coming out with similar types of products as the MACH8/IOPS somewhere around the end of this year. So we’ll have to wait and see whether or not that actually comes true.

Daniel Gelbtuch:	Now, last question, are you still comfortable with your guidance for ZeusIOPS that you gave previously? And there’s been some discussion by some of the other sell side analysts out there that that number is going to be dramatically lower than what you guided to.

Manouch Moshayedi:	Well, I don’t think that the analyst report was correct. But we are still very confident about the numbers that we have put out. Maybe people are not calculating the same type of things that we are seeing and they don’t have access to the same information as we do. We think that we are still inline to do the numbers that we have already put out. We see tremendous amount of excitement out of the storage customers about SSD’s as a whole and integrating flash drives into the systems. That is across the board from all of the major players in the storage markets. So and the ZeusIOPS is the highest performing drive that’s out there and it’s – in this market, where everyone is trying to conserve cash and capital, we are seeing a good amount of end user customers come forward through our customer and want this product simply because on a go forward basis, it saves them somewhere around 90 percent of cost of ownership. So even in a slow down economy, people will see our ZeusIOPS as a saving type of a product rather than extra expenditure.

STEC, INC.

Moderator: Mitch Gellman

03-05-08/3:30 p.m. CT

Confirmation # 35516642

Daniel Gelbtuch:	I got you. Well, I appreciate it. Thank you very much.

Manouch Moshayedi:	Thanks a lot.

Operator:	Your next question comes from Richard Shannon:.

Richard Shannon:	I’m sorry. Guys, can you hear me?

Dan Moses:	Yes.

Manouch Moshayedi:	Yes.

Richard Shannon:	OK. Great. I guess first question on your guidance for the first quarter. Dan, wondering if you could discuss some of your implied numbers for gross margins and op ex and what, if any, excluded costs that you’ve excluded in past quarters do you expect to see in the first quarter, as well?

Dan Moses:	Yes. I mean we looked at the trending from the past six months of non GAAP, I have to pull up my model to give you more detail, but give me a second and I’ll pull it up here.

Richard Shannon:	OK.

Manouch Moshayedi:	Any other questions...

Dan Moses:	Yes, go on while I’m doing that.

Richard Shannon:	Yes. Maybe one for you, Manouch, then. Curious as to how you’re – as you go throughout the year and start to see a ramp up in your SSD products, how does that – does that squeeze out and allow you to be more selective on your DRAM products to any extent? Do you see that this year? Do you see it next year? Or not at all? I was ...

Manouch Moshayedi:	If you look at our DRAM customer base, these are very large customers we have had for many, many years and we are not going to cut off that product line to these major customers. So, we’re going to keep on going forward. We’re going to push forward with the DRAM also. However, because we

STEC, INC.

Moderator: Mitch Gellman

03-05-08/3:30 p.m. CT

Confirmation # 35516642

have got such a huge concentration on SSD and we are talking to such major customers on the SSD side, we believe that our SSD business and as a whole, our flash business will grow much more rapidly than our DRAM. Therefore, as a percentage of revenue, our forecast is that our DRAM will drop to less than 30 percent of total revenue by the end of this year.

Dan Moses:	OK. So Rich, I’ve got my model up. So, basically, with the kind of seasonal decline in revenues, we’d expect a nominal drop in margins. So I would expect somewhere between a half and a point drop in gross margins just because of the lower revenue base and spreading out kind of the fixed production costs over the less units in revenue. So and then as far as operating expenses, expect sales and marketing to be relatively flat maybe slightly down because of the lower revenue base and then, we’re expecting some continued growth in R&D and G&A as we’re trying to support all of this transition stuff that’s going on. So you might see a little bit of a creep up again in R&D and G&A. R&D by plan – by design is to continue to try to add additional engineers and stay ahead of the technology curve. So in R&D, I would model continued growth in that every quarter. G&A I think we get to a point where we flatten out now because we’ve got enough headcount here to handle all of these transitions and things happening. But R&D would be – we model for that to continue to increase in the future.

Richard Shannon:	OK. And then, in the revenue composition, do you expect the flash to be relatively flat? Or will that decline, as well?

Manouch Moshayedi:	No, it would be – will be basically the same percentages, I would say.

Richard Shannon:	15 percent (inaudible). OK. And Manouch, did I hear you say earlier in response to a question that you are working with essentially all of the major OEM’s in servers with your MACH 8?

Manouch Moshayedi:	Yes. MACH8/IOPS, yes.

STEC, INC.

Moderator: Mitch Gellman

03-05-08/3:30 p.m. CT

Confirmation # 35516642

Richard Shannon:	OK. And are you working with what you would cal the major ones in the laptop area, as well?

Manouch Moshayedi:	Yes. On the MACH8 with MLC, yes.

Richard Shannon:	OK. Last question for you Manouch. You’ve talked in past quarters about creating some sort of partnership to get some preferential and well priced flash memory. Can you give us an update on what’s going on there right now?

Manouch Moshayedi:	The discussions are still ongoing and they are taking a little bit longer than I’d expected, but when you are talking to major SIM conductor guys, that’s what you’re going to get. So I think we’re still going to have at least a couple of more quarters to go before we conclude something.

Richard Shannon:	OK. Is there any particular road block that’s in the way there? Or is it just taking more time?

Manouch Moshayedi:	Just taking more time.

Richard Shannon:	OK. Great. Thanks a lot, guys.

Manouch Moshayedi:	Thank you, Richard.

Operator:	Your next question is from (Sal Kamalodine).

Manouch Moshayedi:	Sal, how are you?

Sal Kamalodine:	Good, how are you? The $7 million number for the SSD business in Q4, was that all ZeusIOPS?

Manouch Moshayedi:	Yes.

Sal Kamalodine:	OK. And did that include any stocking orders from the large OEM you announced in the quarter?

Manouch Moshayedi:	Stocking orders were – I don’t know what that means.

Sal Kamalodine:	Orders that were not for sampling purposes. Orders that were going to get shipped.

Manouch Moshayedi:	Yes. As I mentioned, our customers are still in evaluation time period. So, I think production will be coming out at the end of this quarter sometime. So we’ll probably see production of these components go out during the quarters as we move forward. So second and third quarter will be, obviously, a lot higher than what you’ve seen in the past.

STEC, INC.

Moderator: Mitch Gellman

03-05-08/3:30 p.m. CT

Confirmation # 35516642

Sal Kamalodine:	Right. OK. And so, if the $7 million in Zeus drives in Q4 is backed out of the $32.7 million number for flash and aggregate, looks like you did $25 million in flash revenue and if you do the same thing for September and back out Zeus, it was also $25 million. So it looks the core business excluding Zeus was kind of flattish in a quarter that’s usually seasonally stronger. Is there – do we read anything into that? Or?

Manouch Moshayedi:	No. The thing was prices took a huge hike in the third quarter of last year and then, they flattened back down again in the fourth quarter. So I would say that you probably saw higher volumes in the fourth quarter than you got in the third quarter. So I would say that we stayed still at a growth parameter on that one.

Sal Kamalodine:	Right. So higher volumes basically offsetting lower ASPs in the core business?

Manouch Moshayedi:	I think so.

Sal Kamalodine:	Right. Got it. And how do you see your business trending with your current large networking customer in ‘08? And I think you guys had touched upon what your position was going to be with that customer in the past and was just wondering if you can give us an update on that and how you see that trending in ...

Manouch Moshayedi:	As far as I know, our customers are extremely happy with our performance and they keep on staying with us and we really appreciate their loyalty to us and we do everything that we can in our power to stay competitive and give them the best technology out there and we have been performing for the past 18 years and we keep on doing the same thing and I think we are all planning for growth in that area also.

Sal Kamalodine:	OK. So for the model, we can model year over year growth in ‘08 relative to ‘07 for the core business, excluding ZeusIOPS?

STEC, INC.

Moderator: Mitch Gellman

03-05-08/3:30 p.m. CT

Confirmation # 35516642

Manouch Moshayedi:	I would think so, yes.

Sal Kamalodine:	OK. And got it. And then just a little more clarity on the guidance for Q1, what kind of a revenue mix are you projecting relative to Q4?

Manouch Moshayedi:	So same total percentages as you saw from Q4. Dan already mentioned something around 35 percent DRAM and 65 percent or so or 64 percent flash and a couple of percentage points in service revenue.

Sal Kamalodine:	OK. Great. And last question, any 10 percent customers?

Manouch Moshayedi:	Same as before. So we are – now we have announced...

Dan Moses:	Yes. We have a K coming out next week – mid to late next week so they have them in there, but usual suspects.

Sal Kamalodine:	OK. Thanks.

Manouch Moshayedi:	Thank you.

Operator:	Your next question is from Gordon Johnson:.

Manouch Moshayedi:	Hello, Gordon. How are you?

Gordon Johnson:	Manouch, how are you, sir? Thanks for taking the question and congrats on the win into EMC. I think that’s a big win for you guys. I guess a lot of my questions have been answered. One question I did have is on the – I guess on the operating margins, it seems like the facility in Malaysia that’s ramping kind of impacted those numbers a bit. How do we look at that moving forward? Is that going to have an impact in the first quarter? And should we start to model for the benefit of that facility in the third and fourth quarter? Or will that start to come in the second quarter?

Manouch Moshayedi:	No, I would say that our Malaysian facility will kick in in earnest somewhere around third quarter of this year. So, for now, we are setting up machinery. We are producing some parts out of Malaysia, however, not enough to impact the overall sales. But I would say it’s somewhere around third quarter will be the time where we have got all of the machines fired up in Malaysia and contributing in a major way to our total revenue.

STEC, INC.

Moderator: Mitch Gellman

03-05-08/3:30 p.m. CT

Confirmation # 35516642

Gordon Johnson:	OK. And Dan, it looks like the tax rate this quarter from a non GAAP perspective was a bit higher than we were expecting. How should we look at modeling that moving forward?

Dan Moses:	Are you going with GAAP numbers or non GAAP numbers?

Gordon Johnson:	Non GAAP.

Dan Moses:	OK. So non GAAP, we basically have been taking the effective tax rate down to 37 percent which has been our historical tax rate.

Gordon Johnson:	OK.

Dan Moses:	What’s happening is – I don’t know if you want all of the details give you all of the details offline, but basically, we’re in a set up period where there will be – when Malaysia starts to ramp up in full, we’ll see a significant drop in tax rate, but in order to set up to get it to that point, you end up with a short term period where the effective tax rate is higher. So that’s what we’re seeing and that’s why we’re performing it down to 37, but I would think that we’re hoping as early as maybe Q4, if not Q4 this year, Q1 next year, we should start to see our rate drop below our historical rate of 37 and it’s going to depend a little bit on the mix, how quickly it drops, but we think long term, I think 20 percent is easily reachable in the long term plan for us. But I would probably leave it flat at 37 this year and then we can as we start to get more visibility, we can maybe give you some more guidance on how quickly it’s going to start to drop.

Gordon Johnson:	Thanks for the color, Dan. That’s helpful. And then on the gross margin line, I know that some questions have been asked there. But it seems like there may be some slight pressure there and I wanted to get your insights on, Manouch, are you seeing any pressure specifically as Cisco in your CF flash card business from a pricing standpoint?

Manouch Moshayedi:	Well, I can’t comment on particular customers.

STEC, INC.

Moderator: Mitch Gellman

03-05-08/3:30 p.m. CT

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Gordon Johnson:	I’m sorry.

Manouch Moshayedi:	However, the overall mix last quarter was pretty good and you said that we had margin pressure. However, we actually our margins went up .6 percent. So there wasn’t any – from third quarter to fourth quarter. We are building it – as I answered before, as our SSD business grows, as a percent of total revenue, we fully expect that our total margin – gross margin will grow with it also.

Gordon Johnson:	All right. I guess was talking about the guidance. It seems like you guys are saying margins will be down slightly.

Dan Moses:	That was just because of the lower revenue base.

Gordon Johnson:	OK.

Dan Moses:	You’ve got to still spread your fixed production. Your machines don’t go away if you’re building less units, so you still have to spread some of your kind of short term fixed production, labor, and overhead costs over a smaller revenue base. That typically will put a little bit of pressure on the margins, but probably not too significantly.

Gordon Johnson:	OK. Thanks for that color. And then lastly, when we look at the systems that EMC is going to be ramping here, it seems like, towards the end of March, the DMX4 systems. Can you guys give us some kind of view of how many, I guess, terabytes we should expect on each system?

Manouch Moshayedi:	As I mentioned, we can’t comment any particular customers, so.

Gordon Johnson:	OK.

Dan Moses:	We’re under NDA with everyone and it’s confidential information, so.

Gordon Johnson:	OK. All right. Thanks a lot, guys.

Dan Moses:	Thanks, Gordon.

STEC, INC.

Moderator: Mitch Gellman

03-05-08/3:30 p.m. CT

Confirmation # 35516642

Manouch Moshayedi:	Thanks, Gordon.

Operator:	Your next question is from Brian Alger.

Brian Alger:	Hi, good afternoon, guys. Thanks for taking the questions. Congrats on a good quarter. A number of questions. First, with regards to the pro forma calculation, I’m a little bit new to how you guys are approaching things and I just want to understand the logic behind not including the start up costs tied to Malaysia or the start up costs in winning new OEM business when, obviously, going forward we’re going to recognize the benefits of those expenses.

Dan Moses:	Yes. The theory is that we’re going through a short term transition period. I mean we’re not going to be starting up a new manufacturing facility any time hopefully ever again after all of the work that’s gone into it now. So, this is a one time period where we’ve got over 100 people over Malaysia who are learning and training and really not contributing to the success of the overall company today. They certainly will be here shortly in a few quarters. So, we – if you look at all of these extra costs that are being incurred today, once they start to contribute, it wouldn’t be kind of comparing apples to apples to look at when they have idle people not contributing to it. A year from now when they’re doing a significant share of our production and other functions, then they’ll be fully utilizing and we will be getting the benefit of that. Right now, we’re not getting any benefit. So, we look at it as kind of non recurring start up type of fees.

Brian Alger:	Right.

Dan Moses:	And then the other one, which was right now it’s kind of historic time for us in that we’re really launching three new high end technology product lines which is probably never been in this type of situation in the past and so, there are certain start up costs affiliated with that that we would expect we typically wouldn’t be launching three major product lines at one time. So what we’re trying to do is pull out the things that we don’t expect will be a normal recurrence in the future and pull them out so you get a fair comparison when you get into a period like comparing to last year or comparing to future periods.

STEC, INC.

Moderator: Mitch Gellman

03-05-08/3:30 p.m. CT

Confirmation # 35516642

Brian Alger:	OK. So it’s not like we’re trying to drive towards a cash based earnings or anything like that with the calculations, more just for an ongoing comparison?

Dan Moses:	Yes. We’re going through a lot of transitions. Hopefully, in a few quarters, we’re through a lot of these transitions, but we sold our consumer division last year, we had arbitration – significant arbitration costs related to that after the fact, we’re ramping up this big Malaysia facility. A lot of things – we’re changing our tax structure which will help us. So all of these things are going to be helping us, I think, significantly long term, but we’re trying to make it a fair presentation once things kind of settle in so when you look back and compare next year’s numbers to this year’s numbers, you’re going to have a pretty even comparison when everything is kind of up and running where it should be.

Brian Alger:	OK. All right. Well, that’s fair enough. Want to come back to the question that everybody’s kind of dancing around and I guess I’ll probably hit it a little bit more directly. Manouch, it’s public information what the configuration of the DMX4 is and how much flash it contains and how much it can scale up to. You guys have also given us some ASPs with regards to what to expect in your various configurations to generate on the ZeusIOPS. And I’m just – I guess the question everyone is asking is, do you believe that there is going to be demand in 2008 for well over half a petabyte of solid state drives in 2008? I’m just giving the straight math of the situation and if so, where is that coming from? What’s the evidence you have for that? Because I mean clearly, we can all understand the gross margin leverage that comes into your business model and how much earnings growth we can see if we can count on those solid state drive numbers. But without solid state drive growing, it’s clear that your core business is flat to declining and under margin pressure, which makes one wonder how should we value the company and how much confidence we have in the earnings growth.

Manouch Moshayedi:	So, first of all on the – let’s go to the core business. Our core business is not dropping. The number of units that we are shipping is growing to our core customers. Price of flashes is coming down and we have to drop our prices based on the price of flash on a year to year basis and a quarter to quarter basis. We are definitely still planning for growth of our core business this

STEC, INC.

Moderator: Mitch Gellman

03-05-08/3:30 p.m. CT

Confirmation # 35516642

year by 20 percent or so, 20 – 25 percent. However, we feel that our SSD business is something that has got huge growth in front of it. On the ZeusIOPS product line, we are seeing major storage companies look at that product and see where they can integrate it into their systems and then, the way that they would present it to their customers, it would show the customer that they can actually save money by going and buying a product that has got our ZeusIOPS in it rather than a rotating hard drive. We can deliver an IOP about 95 percent cheaper than a hard drive can using our ZeusIOPS even though they are at this very high price today.

So, I can’t give you a specific number – specific customers and numbers and what do their usages are, but I can just tell you that today we are talking to all of the major storage companies and even though one was earlier to market than everybody else, everybody else is looking at this thing and saying, ‘Hey, you know what? This actually makes sense’ and maybe beginning of next year, they will come with that business or fourth quarter of this year, they might come to this business. So, it’s going to take that same amount of time for those people to integrate the ZeusIOPS into their system also, but we are definitely still very, very confident about the numbers that we put out which was 10,000 drives for the year at an average cost of $5,000. So we are not retreating from that number yet. So if you guys have got a different number from different customers, from all I have seen up to this point, analysis that I’ve seen that was publicized would be wrong. So, I haven’t seen anything that is compelling enough for me to even comment on yet.

Brian Alger:	OK. Fair enough. One last follow up for Dan, just quickly. On the cash side of things, you got some cap ex going on. Obviously, have some one time expenses as you’re bringing up Malaysia. What do you expect the cash to be exiting the first quarter?

Dan Moses:	I think we’re spending – we have new machines coming in to the Malaysia facility. We were operating out of a smaller 25,000 square foot facility. So I would say that we’ve probably got about another $6 million to $8 million of equipment that’s coming off that may – $10 million maybe maximum coming off in the Malaysia facility in kind of maybe through April timeframe. So you might have another drain of maybe another $10 million. Hopefully, some of

STEC, INC.

Moderator: Mitch Gellman

03-05-08/3:30 p.m. CT

Confirmation # 35516642

that’s offset by some profits, but that should be pretty much that should set us up for the foreseeable future over there. We’ll have a tremendous amount of capacity once we spend that.

Manouch Moshayedi:	And as you saw from our release, we’ve already purchased the best – fourth quarter and this quarter, we’ve purchased over two million shares at an average cost of $7.74, so $15.5 million have been spent on buying back shares at this point. So some of our cash has gone to that and as we’ve already discussed it many times before, we are spending cash in Malaysia. So end of this quarter, somewhere around $75 million – $80 million of cash.

Brian Alger:	All right. Guys, thanks for taking all of my questions. Appreciate the direct answers.

Manouch Moshayedi:	No problem.

Operator:	Your next question is from Doug Reid.

Hunter Foreman in for Doug Reid. A couple of quick questions. First, Micron and Intel released a high speed flash chip about four or five weeks ago. So I was just wondering if that’s something that STEC is interested in sampling and if they are sampling and if there would be new products based on that product.

Manouch Moshayedi:	A chip – what do you mean by a chip? A flash chip?

Hunter Foreman	Yes. They introduced a flash chip that was supposedly five times faster than a standard NAND flash chip.

Manouch Moshayedi:	Yes.

Hunter Foreman	I guess the answer is no.

Manouch Moshayedi:	Right now, we’ve got only one or two vendors out there that actually do a chips function in SSD’s. So we are sticking with those for the foreseeable future until we can qualify other parts into our systems.

Hunter Foreman	OK. And looking at the financial statements, R&D on a non GAAP basis looks like it gapped up about almost $.9 million and sales and marketing gapped up about $.7 million. I’m not sure if you talked about that specifically, but ...

STEC, INC.

Moderator: Mitch Gellman

03-05-08/3:30 p.m. CT

Confirmation # 35516642

Dan Moses:	Yes, I gave some numbers in the script. R&D by plan we’re constantly trying to add R&D. I mean we’re an R&D driven company at this point in time, so we’re looking for talent in our related fields constantly, so our plan is to continually add headcount and do development. So by nature, we expect R&D to grow every single quarter. Sales and marketing, some of that is new hires. We’re hiring new sales people to help us handle all of our customer opportunities. We actually have added two new sales VP’s and we have a total of four now in the last few months. So we’re – there’s a lot of opportunities that we’re juggling and managing. So we’ve added some headcount and then addition with the higher revenue base, we’re going to have some higher commissions as a result.

Hunter Foreman	OK. So you would expect that those should continue to scale with revenue as it has in this past quarter in essence?

Dan Moses:	Yes. Sales and marketing will kind of move up and down if there’s revenue fluctuations up or down. But R&D typically will grow every quarter.

Hunter Foreman	OK. This last question is for Manouch. Some of the hard disk drive manufacturers have talked about this DMX4 as creating a new tier of tier zero and that it doesn’t really affect tier one hard disk drives. Is that what you guys are seeing, as well? Or is it something different?

Manouch Moshayedi:	I think, obviously, data storage as a whole category is growing so I would say hard disk drive manufacturers are seeing growth. But the growth that’s coming from just putting stale data on hard disk drives in the future. So maybe you put all of your data that you will never look at in a hard drive, however, everything that you will touch and feel on a daily basis, it will be on SSD. That is our belief. We have seen that already from customers who are very excited about our SSD’s and that is what they are planning. So, yes, at the beginning stages, we will see that at the only the front end of all of the systems, but don’t – these guys are kidding themselves if they think that that’s the way it’s going to stay. So, I would say that from laptops to servers to all of the big storage systems, everything will be affected by the SSD.

STEC, INC.

Moderator: Mitch Gellman

03-05-08/3:30 p.m. CT

Confirmation # 35516642

Hunter Foreman	All right. Thank you very much.

Manouch Moshayedi:	Thank you.

Dan Moses:	Thanks.

Operator:	Your next question is from Rich Kugele:.

Rich Kugele:	Thank you. Just a couple of last questions here on the Malaysian facility and how it plays in. In particular on the – what do you expect to manufacture over there? First and then, when should we expect that all of the manufacturing has been transferred over to the facility?

Manouch Moshayedi:	So we are not planning at any time in the near future or future to move all of our facilities – all of our manufacturing to Malaysia. Our Malaysian facility will take up majority of our growth and majority of whatever we are producing today. However, the first transition will be on the DRAM and compact flash type of product lines and then, once we have solidified the ZeusIOPS and the SSD’s in terms of building them and testing them, then we will start to transition those type of products. But I wouldn’t expect building the high end products in Malaysia yet for the next three or four quarters.

Rich Kugele:	OK. And then, just lastly on ZeusIOPS and some of your major wins there. The – those customers tend to be quite demanding from a pricing perspective, in particular on volume purchases. Do you anticipate having to, as you move further into the year, you get a little bit more volume under your belt on that side having to give up some of those margin gains in price reductions? Is any of that mapped out today? Or is this something more that we’ll see in ‘09?

Manouch Moshayedi:	Yes. So we do, but we don’t think that we’re going to have margin pressure. However, as a result of efficiencies that we bringing into the manufacturing and the cost of the components that we are buying to manufacture the ZeusIOPS as a whole and then, the flash components themselves coming down in price, that’s why we have modeled the average

STEC, INC.

Moderator: Mitch Gellman

03-05-08/3:30 p.m. CT

Confirmation # 35516642

price of ZeusIOPS to be in the $5,000 range rather than a $10,000 range that was last year. So there is a 50 percent drop in price from last year to this year at least in our own models and we are modeling by 10,000 units being sold this year.

Rich Kugele:	But we shouldn’t assume that type of a decline for ‘09?

Manouch Moshayedi:	For ‘09? Well, that all depends then from that point what happens to the SLC flash, but from all looks of it, yes. From the way that we are hearing, everybody is building new flash fab lines and availability of flash and since SSD will be using mostly the SLC type of flash, we would assume that everyone’s percentage of SLC manufacturing will go up as we move forward in 2008.

Rich Kugele:	OK. Thank you very much.

Manouch Moshayedi:	Thank you.

Operator:	Your next question is a follow up from Richard Shannon.

Richard Shannon:	One quick question. Manouch, you’ve talked about particularly length of time that you’re working with – you had worked with EMC on the firm ware. I’m curious as to how many other storage vendors that you are currently in some sort of firm ware development work with.

Manouch Moshayedi:	Richard, we cannot – we cannot say anything about a customer and mention the customer as whole, but it will take about a year for our ZeusIOPS to get qualified at any customer as a whole.

Richard Shannon:	OK. But you can mention the number of customers that you’re working with right now on firm ware development?

Manouch Moshayedi:	With all of the major customers who are in storage, I mean you can just go ahead and put that in Google and the names will pop out, but it’s all of the major storage guys out there who do storage products.

Richard Shannon:	OK. Great. Thank you.

STEC, INC.

Moderator: Mitch Gellman

03-05-08/3:30 p.m. CT

Confirmation # 35516642

Manouch Moshayedi:	All right.

Operator:	Your next question comes from the line of Jill Mastoloni.

Manouch Moshayedi:	Jill Mastoloni, how are you?

Jill Mastoloni:	Regarding Q1, do you see Zeus growing versus Q4? Or do you think it will take a seasonal decline in Q1?

Manouch Moshayedi:	We are not sure yet in Q1 versus Q4. So we wouldn’t be able to tell you exactly what’s going to happen with the ZeusIOPS, if we’re going to ship more or less this quarter. So, I can’t be that specific about it. But I would say that we are looking at ZeusIOPS as something that we will see growth of and significant growth of at the end of second quarter and then, going into third and fourth quarter because all of the parts that we have shipped have gone into call systems and things like that that they still have to be shipped to customers and get production unit type of orders from customers at that point.

Jill Mastoloni:	So it sounds like given that we’re sort of already in March, that it could be pretty back end loaded for the quarter, I guess.

Manouch Moshayedi:	Excuse me?

Jill Mastoloni:	In that we’re already in March, the March quarter, it sounds like the Zeus sales could be fairly back end loaded for the quarter and then, begin to ramp into Q2 and the remainder of the year.

Manouch Moshayedi:	Yes. I would say that the – we shipped it quite a good amount of ZeusIOPS in Q4 and so, Q1 will be back end loaded going into Q2 and basically, our plans are for major production in Q3 – Q4 of this year.

Jill Mastoloni:	Great. Thanks again, guys, and good luck on 2008.

Manouch Moshayedi:	Thank you, Jill.

Operator:	Your next question is from Orin Hirschman.

Orin Hirschman:	Hi, how are you?

STEC, INC.

Moderator: Mitch Gellman

03-05-08/3:30 p.m. CT

Confirmation # 35516642

Manouch Moshayedi:	Hello. How are you?

Dan Moses:	Hey, Orin.

Orin Hirschman:	Good. In terms of what you just mentioned and of course, most of my questions have been answered, but you mentioned that all of the product shipments have been for the qualification system. Have those systems, those finished qualifications so to speak on the customer premises, et cetera so that there’s no technological risk at this point? It’s an issue of timing from the ramp?

Manouch Moshayedi:	You said that end customers. I don’t think that those have been yet sold in end units so we are expecting those to be sold in the next quarter or two quarters. So, hopefully, we will get positive feedback which we fully expect and we will be able to get pretty good production numbers going into Q3 and Q4 as we have planned.

Orin Hirschman:	Just again, like my question was just centered on whether there’s any technological risk at this point in terms of having what the customer wants. In other words, have we gone through all of the qualifications …

Manouch Moshayedi:	No. I don’t think so.

Dan Moses:	Yes. I don’t think the customer would have announced – (inaudible) to announce that they had any worries if there was any technological issues, I would say.

Manouch Moshayedi:	No, there is no – we haven’t seen any technological issues.

Dan Moses:	Yes.

Orin Hirschman:	So at this point, the delay in terms of actually getting orders from the end customers, they’ve said they’re actually in the field selling at this point?

Manouch Moshayedi:	Again, I can’t comment on my customer’s marketing and sales parameters and strategies. So you’ve got to go ask them.

STEC, INC.

Moderator: Mitch Gellman

03-05-08/3:30 p.m. CT

Confirmation # 35516642

Orin Hirschman:	OK. Thank you.

Dan Moses:	Thanks a lot.

Manouch Moshayedi:	All right. Thank you very much.

Operator:	At this time, there are no further questions.

Manouch Moshayedi:	Thank you very much. Thanks for joining us today.

Operator:	This concludes today’s conference. You may now disconnect.

END